Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

Apogee Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$10,894,469,132.94(1)(2)(3)(4)	0.00013810	$1,504,526.19(5)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$10,894,469,132.94
Total Fees Due for Filing			$1,504,526.19
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,504,526.19
(1)
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated June 18, 2026, among Andor LLC, Andor Merger Co., Apogee Therapeutics, Inc. (“Apogee”) and, solely for the limited purposes set forth therein, AbbVie Inc.

(2)	Title of each class of securities to which the transaction applies: Common stock, par value $0.00001 per share, of Apogee.
(3)	Aggregate number of securities to which transaction applies:
As of June 25, 2026, the maximum number of shares of Apogee’s common stock, par value $0.00001 per share, to which this transaction applies is estimated to be 82,905,768, which consists of:
(a)
75,559,475 shares of issued and outstanding voting common stock, non-voting common stock and unvested restricted stock awards (the “Company Restricted Stock”) entitled to receive $135.11 per share in cash, without interest (the “Merger Consideration”);

	(b)	349,868 shares of common stock underlying restricted stock units (each, a “Company Restricted Stock Unit”) entitled to receive the Merger Consideration;
(c)
6,630,572 shares of common stock underlying outstanding and unexercised options that have an exercise price that is less than $135.11 (each, an “In the Money Option”) entitled to receive the Merger Consideration less any applicable exercise price; and

	(d)	365,853 shares of common stock underlying outstanding warrants (each, a “Company Warrant”) entitled to receive, upon exercise, the Merger Consideration less the exercise price of each Company Warrant.
(4)
Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of June 25, 2026, the underlying value of the transaction was calculated as the sum of:
	(a)	the product of 75,559,475 shares of issued and outstanding voting common stock, non-voting common stock and Company Restricted Stock and the Merger Consideration;
	(b)	the product of 349,868 shares of common stock underlying Company Restricted Stock Units and the Merger Consideration;
	(c)	the product of 6,630,572 In the Money Options and $88.82, which is the difference between the Merger Consideration and the In the Money Options’ weighted-average exercise price of $46.29; and
(d)
the product of 365,853 shares of common stock underlying outstanding Company Warrants, and $135.10999, which is the difference between the Merger Consideration and each Company Warrant’s exercise price of $0.00001.

(5)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in footnote (4) by 0.00013810.